================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ___________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ___________________

                               GMX RESOURCES INC.
             (Exact name of registrant as specified in its charter)

               OKLAHOMA                                     73-1534474
     (State or other jurisdiction of                     (I.R.S. Employer
      incorporation or organization)                    Identification No.)

     9400 N. BROADWAY, SUITE 600
       OKLAHOMA CITY, OKLAHOMA                                73114
(Address of Principal Executive Offices)                   (Zip Code)
                              ___________________


                     STOCK OPTION PLAN OF GMX RESOURCES INC.
                                       AND
                          OPTIONS GRANTED TO CONSULTANT
                            (Full title of the plan)

                   CROWE & DUNLEVY, A PROFESSIONAL CORPORATION
                                20 NORTH BROADWAY
                             1800 MID-AMERICA TOWER
                          OKLAHOMA CITY, OKLAHOMA 73102
                          ATTENTION: MICHAEL M. STEWART
                    (Name and address of agent for service)

                                 (405) 235-7700
          (Telephone number, including area code, of agent for service)

                                        CALCULATION OF REGISTRATION FEE
=========================================== =============== ================ ================== =================
                                                                PROPOSED          PROPOSED
                 TITLE OF                                        MAXIMUM          MAXIMUM
                SECURITIES                      AMOUNT          OFFERING         AGGREGATE          AMOUNT OF
                   TO BE                        TO BE             PRICE           OFFERING        REGISTRATION
                REGISTERED                    REGISTERED      PER SHARE(1)        PRICE(1)             FEE
------------------------------------------- --------------- ---------------- ------------------ -----------------
Common Stock, par value $0.001 per share        650,000         $2.2468        $1,460,790.00         $118.15
=========================================== =============== ================ ================== =================

(1) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. A total of 550,000 shares have been reserved under the Registrant's Stock Option Plan, as amended, and are being registered hereby. In addition, 100,000 shares have been reserved for issuance pursuant to options granted to a consultant of the Registrant and are being registered hereby. The proposed maximum aggregate offering price of 164,000 of such shares that are subject to outstanding options, including the options granted to a consultant, has been calculated based on the actual weighted average exercise price of such outstanding options of $2.83 per share. The proposed maximum aggregate offering price of the remaining 486,000 of such shares not subject to outstanding options has been calculated based on the average of the high and low sales prices of the Common Stock as reported on the National Association of Securities Dealers Automatic Quotation National Market System for June 16, 2003, which average price was $2.05 per share.

This Registration Statement has been filed for the purpose of registering the offer and sale of 550,000 shares of Common Stock that may be issued or sold by GMX Resources Inc. (the "Company") in connection with its
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

Stock Option Plan, as amended (the "Plan"). In addition, this Registration Statement is being filed for the purpose of registering the offer and sale of 100,000 shares of Common Stock that may be issued or sold by the Company pursuant to a Non-Qualified Stock Option Agreement by and between the Company and Don Duke, a consultant for the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

         *Information required by Items 1 and 2 of Part I to be contained in the
         Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2002.

         (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2002.

         (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2/A filed on July 12, 2001.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") provides that, pursuant to Oklahoma law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. The provision in the Certificate of Incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Oklahoma law. However, such remedies may not be effective in all cases. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, as well as for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Oklahoma law. The provision also does not affect a director's responsibilities under any other law, such as the state or federal securities laws.

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

         Under Section 1031 of the Oklahoma General Corporation Act, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

         The Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Oklahoma law. The Certificate of Incorporation thus requires the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, in the case of a derivative action, an officer or director will not be entitled to indemnification in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for expenses.

         In addition, the Company has entered into Indemnification Agreements with each non-employee director of the Company which require the Company to indemnify such persons against certain liabilities and expenses incurred by any such persons by reason of their status or service as directors of the Company and which set forth procedures that will apply in the event of a claim for indemnification under such agreements. The Indemnification Agreements also require that the Company use commercially reasonable efforts to maintain policies of directors' and officers' liability insurance. The Company believes that these agreements enhance its ability to attract and retain highly qualified directors.

         As of the date of this Registration Statement, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the

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

                          maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any additional or changed material information on the plan of distribution.

                   PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii)
              of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed under the Securities Exchange Act of 1934 .

              (2) To, for determining liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
              1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma on June 18, 2003.

                                          GMX RESOURCES INC.

                                          By:  /s/ Ken L. Kenworthy, Sr.
                                             -----------------------------------
                                               Ken L. Kenworthy, Sr.
                                               Executive Vice President and
                                               Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Name                                  Position                            Date
              ----                                  --------                            ----
Ken L. Kenworthy, Jr.   *                 Director, President and Chief                6/18/03
------------------------------------      Executive Officer (principal
Ken L. Kenworthy, Jr.                     executive officer)

/s/ Ken L. Kenworthy, Sr.                 Director, Executive Vice President           6/18/03
------------------------------------      and Chief Financial Officer (principal
Ken L. Kenworthy, Sr.                     financial officer)

T.J. Boismier   *                         Director                                     6/18/03
------------------------------------
T.J. Boismier

Steven Craig    *                         Director                                     6/18/03
------------------------------------
Steven Craig

*By:        /s/ Ken L. Kenworthy, Sr.
            ----------------------------
            Ken L. Kenworthy, Sr.
            Attorney in Fact


                                INDEX TO EXHIBITS


        EXHIBIT
          NO.                                        DESCRIPTION
          ---                                        -----------


          5.1 Opinion of Crowe & Dunlevy, A Professional Corporation, on legality of securities

         23.1         Consent of KPMG LLP

         23.2 Consent of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1)

         24.1         Powers of Attorney





























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